Exhibit 10.1

December 12, 2018

PERSONAL AND CONFIDENTIAL

[Insert Name]

MDC Partners Inc.

745 Fifth Ave.

New York, NY 10151

Dear [Insert Name]:

MDC Partners Inc. (“MDC” or the “Company”) is pleased to provide you with this retention bonus agreement (the “Agreement”) in consideration for past performance as the Company’s [Insert Title]. Capitalized terms used but not defined herein shall have the applicable meanings set forth in your employment agreement with the Company.

1.             Retention Bonus Amount; Payment Event.  You will be eligible to receive a bonus in an aggregate amount equal to $[●] (the “Retention Bonus”), which bonus will be payable upon the earliest to occur of (i) a Change of Control (as defined in the Company’s 2016 Stock Incentive Plan) or (ii) the closing of the sale of one or more assets of the Company to a third party or the closing of a direct investment or capital markets offering of securities resulting in aggregate gross proceeds to the Company from any such transactions equal to not less than $100 million (each, a “Payment Event”), subject to your continued employment through the applicable Payment Event (except as provided below).  The Payment Event must occur on or prior to December 31, 2019 in order for you to receive any Retention Bonus payment under this Agreement.  The Retention Bonus will be paid by the Company in a cash lump sum on the first regularly scheduled payroll date immediately following the applicable Payment Event.  In the event your employment is terminated by you for “Good Reason” or by the Company without “Cause” prior to a Payment Event, you will be entitled to receive the Retention Bonus on the first regularly scheduled payroll date immediately following the date of your termination of employment.

2.             No Assignment. This Agreement, and all of our respective rights hereunder, shall not be assignable or delegable by either of us. Any purported assignment or delegation by either of us in violation of the foregoing shall be null and void ab initio and of no force and effect.

3.             Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.             Withholding. The Company will be authorized to withhold from the payment of your Retention Bonus the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.             No Right to Employment or Other Benefits. This Agreement will not be construed as giving you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

6.             Entire Agreement. This Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof.

7.             Unfunded Bonus. The Bonus shall be unfunded. This Agreement will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any of its affiliates and you or any other person or entity. Your right to receive payments from the Company under this Agreement is no greater than the right of any unsecured general creditor of the Company.

8.             Section 409A of the Internal Revenue Code. The Company intends that this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4). However, if any amount paid under this Agreement is determined to be “non-qualified deferred compensation” within the meaning of Section 409A, then this Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

9.             Governing Law; Counterparts. The validity, construction, and effect of this Agreement will be determined in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing and dating below.

MDC Partners Inc.

By:
Title:

Acknowledged and Agreed:

[Name]